Exhibit 99.1

Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Enzon Reports Second Quarter 2010 Results

—Company continues to progress as an innovative oncology development company—

BRIDGEWATER, N.J. August 3, 2010—Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the second quarter of 2010. For the second quarter of 2010, Enzon reported a loss from continuing operations of $5.4 million or $0.09 per diluted share, as compared to a loss of $19.7 million or $0.43 per diluted share for the second quarter of 2009.

“Enzon made significant progress over the second quarter in realigning its operations as a biopharmaceutical company,” said Alex Denner, Ph.D., Chairman of the Board. “The Company is now focused on building value through its novel pipeline of oncology therapeutics and returning value from its other assets. Enzon also improved its corporate governance standards last quarter by eliminating board classes and instituting annual elections for our entire slate of directors. Governance was further enhanced with the addition of Drs. Thomas Deuel and Richard Young as directors, each of whom brings outstanding scientific credentials and experience to the Board.”

Summary of Financial Results

Research and Development

Enzon’s research and development pipeline consists of the following programs: PEG-SN38, HIF-1 alpha antagonist, survivin antagonist and an additional six mRNA antagonists utilizing the LNA technology.

The total amount of expense related to Enzon’s pipeline programs was $10.1 million in the second quarter of 2010, compared to $11.8 million in the second quarter of 2009. The second quarter 2009 expense was higher due to the costs associated with the purchase of materials and manufacturing of HIF-1 alpha and survivin antagonist drug supply for Phase I clinical trials. Partially offsetting this was the $1.0 million milestone expense related to HER3 RNA antagonist in the second quarter of 2010.

The amount attributable to the Company’s PEG-SN38 program for the second quarter of 2010 was $4.4 million as compared to $3.0 million spent in the second quarter of 2009. Enzon continues to enroll patients in its ongoing PEG-SN38 studies. Enrollment is ongoing in the Phase II colorectal cancer study, as well as the Phase II metastatic breast cancer and the Phase I pediatric cancer studies, both of which were initiated in early 2010.

Preclinical and clinical activities for the mRNA antagonists using LNA technology amounted to $4.7 million in the second quarter compared to $8.0 million in the second quarter of 2009. Second quarter 2010 costs included a $1.0 million milestone payment for the HER3 antagonist. During the second quarter of 2009, the Company purchased raw materials used in the manufacturing process of the LNA compounds and manufacture of additional clinical drug supply for the ongoing Phase I studies for the HIF-1 alpha and survivin antagonists. Enrollment in the Phase I clinical trials for the HIF-1 alpha and survivin antagonists is ongoing and Enzon is continuing preclinical development for the additional six mRNA antagonist-directed oncology targets which are known to play an important role in cancer cell growth. Data from three of our mRNA antagonist programs were presented at the April 2010 American Association for Cancer Research meeting in Washington, DC.

The Company also incurred an expense of $1.0 million during the quarter ended June 30, 2010 related to its efforts to identify additional compounds that may benefit from Enzon’s proprietary Customized Linker Technology which is associated with the PEGylation platform. This compares to $0.8 million spent on these efforts in the comparable period of 2009.

As a result of the sale of Enzon’s specialty pharmaceutical business in January 2010, the activities related to the specialty pharmaceutical products became the responsibility of the purchaser at the close of the transaction. Enzon continues to assist in the development of the next-generation Adagen and Oncaspar programs through a transition services arrangement. Total expense incurred during the second quarter of 2010 for the next-generation programs and other activities associated with the specialty pharmaceutical products was $1.6 million. The expenses Enzon incurs on these programs are reimbursed with a mark-up and reported as contract research and development revenue which was $2.6 million for the second quarter of 2010. For the quarter ended June 30, 2009, Enzon reported research and development expenses of $9.4 million related to the specialty pharmaceutical products which, at that time, were entirely the responsibility of Enzon.

Revenues

Royalty Revenue

Revenues received from the Company’s royalty products for the quarter ended June 30, 2010 were $10.6 million, as compared to $13.2 million for the quarter ended June 30, 2009. Royalties on PEGINTRON, marketed by Merck & Co., Inc., continue to comprise the majority of the Company’s royalty revenue. Royalty revenues were impacted by lower PEGINTRON sales as well as the loss of Pegasys royalties which ended in October 2009. The Company continues to evaluate the possible sale of its PEGINTRON royalty stream, with consideration given to the impact on after tax return to shareholders as well as developments in the HCV drug market.

Miscellaneous Revenue

In order to effectively transition its specialty pharmaceutical business, Enzon agreed to perform ongoing general, administrative, and selling services as needed by the purchaser on a contracted basis. The agreement provides for Enzon to be reimbursed at cost plus a mark-up for all expenses incurred on the requested services. During the second quarter of 2010, Enzon recognized $0.5 million in revenue associated with this service and a related $0.4 million of expense.

General and Administrative

General and administrative expenses decreased to $5.8 million for the quarter ended June 30, 2010, as compared to $10.1 million for the second quarter of 2009. The decrease is due in large part to the Company’s ongoing cost control initiatives. Also, reflected in the second quarter results are the favorable effects of the fourth-quarter 2009 and first-quarter 2010 acceleration of share-based compensation and the first quarter of 2010 restructuring program, both of which reduced ongoing compensation costs. The Company has made significant progress in reducing expenses and will continue to identify and implement efficiencies that will potentially further reduce general and administrative costs. However, the rate of improvement experienced during the second quarter of 2010 is not expected to continue.

Restructuring Charge

The restructuring charges of approximately $0.7 million for the quarter ended June 30, 2010, was predominantly related to the write-off of the carrying value of certain furnishings and leasehold improvements located at the Company’s facility in Bridgewater, New Jersey. As part of the sale of the specialty pharmaceutical business in January 2010 and the Company’s ongoing effort to reduce overhead expenses, the Company consolidated a large portion of its operations to its research facility in Piscataway, New Jersey.

Cash and Investments

Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $504.0 million as of June 30, 2010, as compared to $199.7 million as of December 31, 2009. The increase is primarily due to the proceeds the Company received from the sale of the specialty pharmaceutical business. Also during the first six months of 2010, the Company received approximately $25.0 million from employee stock option exercises which was partially offset by the purchase of $18.1 million of its outstanding common stock. Since the inception of its share repurchase program in December 2009, the Company has purchased approximately 2.1 million shares of its outstanding common stock at a cost of $21.5 million.

Discontinued Operations

Specialty Pharmaceutical Business Results

During the second quarter of 2009, the specialty pharmaceutical business generated an income of $14.6 million. This was a result of the revenue recognized from sales of the four specialty pharmaceutical products and contract manufacturing, offset by associated expenses for the divested business.

Reconciliation of GAAP loss from continuing operations to adjusted loss from continuing operations

The following table reconciles the Company’s loss and loss per diluted share from continuing operations as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted loss and loss per diluted share from continuing operations for the three months ended June 30, 2010 and 2009:

Enzon Pharmaceuticals, Inc.
Adjusted Net Loss
Quarters Ended 6/30/10 and 6/30/09

	Quarter Ended 6/30/10		Quarter Ended 6/30/09

	Net loss	Net loss per diluted share	Net loss	Net loss per diluted share

GAAP loss from continuing operations	(5,443)	(0.09)	(19,657)	(0.43)
Net adjustments to GAAP:

Restructuring charge (1)	710	0.01	—	—

Adjusted loss from continuing operations (2)	(4,733)	(0.08)	(19,657)	(0.43)

Basic shares outstanding		60,849		45,187

Diluted shares outstanding		60,849		45,187

(1)

Adjusted financial results exclude restructuring charges for the write down of a portion of our leasehold improvements and furnishings which are no longer in use as a result of the consolidation of operations.

(2)

Adjusted loss and adjusted loss per diluted share from continuing operations, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net loss and adjusted net loss per diluted share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast

Enzon will be hosting a conference call August 3, 2010 at 5:00 p.m. Eastern Time (ET). All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(877) 561-2748
International Dial-In Number:	(720) 545-0044
Access Code:	Enzon

The call will also be available live audio webcast at the following site: http://investor.enzon.com/eventdetail.cfm?eventid=84459. Listeners should go to the website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast will also be available following the call. The rebroadcast will begin on Tuesday, August 3, 2010 at approximately 8:00 pm ET and end on Tuesday, August 10, 2010 at approximately 11:59 pm ET. It may be accessed using the following information:

Domestic Dial-In Number:	(800) 642-1687
International Dial-In Number:	(706) 645-9291
Conference I.D.:	90977127

About Enzon

Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of innovative medicines for patients with cancer. Enzon’s drug development programs utilize several approaches, including its cutting-edge Customized Linker technology utilizing PEGylation and mRNA antagonists using the Locked Nucleic Acid (LNA) technology. Enzon receives a royalty revenue stream from licensing partnerships for other products developed using the proprietary PEGylation technology. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies for Enzon’s product candidates; the ability to obtain regulatory approval of product candidates, Enzon’s ability to obtain the funding necessary to develop its product candidates, market acceptance of, and demand for, Enzon’s product candidates and the impact of competitive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2009. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Operations
Three Months ended June 30, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	June 30, 2010	June 30, 2009

Revenues:
Royalties	$10,588	$13,170
Contract research and development	2,602	—
Miscellaneous revenue	527	—

Total revenues	13,717	13,170

Costs and expenses:
Research and development	10,131	11,805
Research and development – specialty and contracted services	1,631	9,390
General and administrative	5,772	10,087
General and administrative – contracted services	421	—
Restructuring charge	710	—

Total costs and expenses	18,665	31,282

Operating loss	(4,948)	(18,112)

Other income (expense):
Investment income, net	811	1,152
Interest expense	(1,480)	(2,751)
Other, net	(31)	54

Total other income (expense)	(700)	(1,545)

Loss from continuing operations, before income tax benefit	(5,648)	(19,657)

Income tax benefit	(205)	—

Loss from continuing operations	(5,443)	(19,657)
(Loss) income and gain from discontinued operations, net of income tax	(179)	14,591

Net loss	$(5,622)	$(5,066)

Loss per common share - continuing operations
Basic and diluted	$(0.09)	$(0.43)

Earnings per common share - discontinued operations
Basic and diluted	$—	$0.32

Loss per common share - net loss
Basic and diluted	$(0.09)	$(0.11)

Weighted average shares – basic and diluted	60,849	45,187

Enzon Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
June 30, 2010 and December 31, 2009
(In thousands)
(Unaudited)

	June 30, 2010	December 31, 2009

Assets
Current assets:
Cash and short-term investments	$434,561	$104,110
Accounts receivable, net	2,094	671
Other current assets	5,221	6,257
Current assets of discontinued operations	—	34,174

Total current assets	441,876	145,212

Property and equipment, net	23,177	26,534

Other assets:
Marketable securities	69,426	95,636
Other assets	1,311	2,863
Noncurrent assets of discontinued operations	—	62,504

	70,737	161,003

Total assets	$535,790	$332,749

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$25,901	$11,728
Current liabilities of discontinued operations	—	13,269

Total current liabilities	25,901	24,997

Notes payable	134,499	250,050
Other liabilities	4,190	4,419

Total liabilities	164,590	279,466

Stockholders’ equity	371,200	53,283

Total liabilities and stockholders’ equity	$535,790	$332,749

Common shares outstanding	60,664	45,318